                                                                      EXHIBIT 12


                            PLASTIPAK HOLDINGS, INC.
                COMPUTATION OF RATIO OF EARNING TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)



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
                                                                                                               NINE MONTHS ENDED
                                                  11/1/1997   10/31/1998   10/30/1999  10/28/2000  11/03/2001           8/3/2002

Earnings before income taxes, extraordinary item   $ 10,000     $ (2,530)   $  6,503    $   (388)   $ 10,431              $13,560
and change in accounting principal

Add:
              Interest on indebtedness               15,063       22,079      27,157      28,390      30,424               28,145
              Portion of rents representative of
                the interest factor                   5,045        3,900       4,407       4,241       3,615                2,373

                                                  --------------------------------------------------------------------------------

Earnings available for fixed charges               $ 30,108     $ 23,449    $ 38,067    $ 32,243    $ 44,470              $44,078
                                                  ================================================================================

Fixed Charges:
              Interest on indebtedness             $ 15,063     $ 22,079    $ 27,179    $ 29,633    $ 31,813              $29,313
              Portion of rents representative of
                the interest factor                   5,045        3,900       4,407       4,241       3,815                2,373

Total fixed charges                                $ 20,108     $ 25,979    $ 31,586    $ 33,874    $ 35,628              $31,686
                                                  ================================================================================

Ratio of earnings to fixed charges                    1.50X           0X        1.21          0X        1.25                 1.39
                                                                      (a)                     (a)

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                  (a)    For the years ended October 28, 2000, and October 31,
                         1998, earnings were inadequate to cover fixed charges by $1,630 and $2,530, respectively.